                                                                     EXHIBIT 4.7

SUMMARY OF INDEMNIFICATION AGREEMENTS
FOR DIRECTORS AND SENIOR OFFICERS

     We granted an indemnification agreement to our directors and senior officers, which was approved by our General Meeting on August 8, 2002. Pursuant to the agreement, we undertook to indemnify our directors and senior officers for a monetary obligation imposed on them in favor of a third party pursuant to a judgment (including a judgment by way of settlement or by an arbitrator's decision which was approved by a court) and for reasonable litigation expenses
(including lawyers' fees), imposed upon them in consequence of an act (defined as including omissions and decisions) performed or to be performed by virtue of their being directors or senior officers in the Bank or by virtue of any office or function they fulfilled and/or will fulfill according to our request or in our name within any company in which we hold and/or will hold shares and any other entity and any business venture in which we invested and/or will invest, on condition however that such activities are related to at least one of the types of events detailed in the indemnity agreement, which include, among others, the following events: offering of securities, implementing voting rights and rights to appoint directors in a company in which we hold and/or will hold shares and/or in another entity and/or in a business venture in which we invested and/or will invest, realization of collateral granted to us, approval of credit and other acts within the framework of permitted activities for banks pursuant to the Banking Law (Licensing) 1981-5741, holding of assets in trust, granting of underwriter's undertaking, a transaction of the Bank in any assets on the Bank's behalf, giving any report or notice pursuant to the law, receipt of licenses and permits, events related to employer-employee relations and the failure to perform one or more of the above matters.

     The total and cumulative amount of indemnification that could be paid pursuant to the above agreement shall not exceed 25% of our equity according to our financial statements as of March 31, 2002, which stood at NIS 640,300,000, meaning shall not exceed NIS 160,075,000, this amount being linked to the
Consumer Price Index published for the month of March 2002. The indemnification pursuant to the indemnification agreement is subject to the provisions of the
Companies Law and to the various conditions detailed in the indemnification agreement.

     In 2005, Amendment 3 to the Companies Law - 1999 was enacted, providing, inter alia, that an indemnification agreement (such as the aforementioned indemnification agreement) has to be limited to events the board of directors believes may actually occur at the time of providing the indemnification agreement and to an amount or criterion the board of directors deems as reasonable under the circumstances of the matter. The question of the amendment applying to existing indemnification agreements and the interpretation of the aforementioned restriction have not yet been addressed in court rulings and therefore the effects of the amendment on the aforementioned indemnification agreement are uncertain.

     On April 15, 2008 our General Meeting approved the issuance of a new letter of indemnification to our Directors and Officers (hereinafter - the "New Letter of Indemnification"). The new letter of indemnification applies to transactions
(as defined to include acts of omission and decisions) conducted commencing on
August 26, 2002 (which is the date on which the Prime Minister's Office, the
Finance Ministry and the Bank of Israel decided on a package of steps in connection with the Bank, including the sale of our asset and liability portfolio) and that were performed and/or will be performed by our Officers and
Directors by virtue of their being our Officers or Directors, or by virtue of any position or job in any company, the shares of which are and/or will be held by us or in any corporation or other business venture in which we invested and/or will invest. The new letter of indemnification covers monetary indebtedness placed on the Officers or Directors in favor of another person by court ruling (including a ruling rendered as part of a compromise or arbitration ruling approved by the court) and which are connected or which derive from events set out in the new letter of indemnification, that are events that our
Board of Directors found to be foreseeable in view of our activity at the date of the approval of the new letter of indemnification, which include, among others, the following events: the sale or assignment of credit or collateral, receipt of a special line of credit from the Bank of Israel, the adoption or extension of our Run-off Plan, the liquidation or receivership of our assets, the repayment of the Perpetual Deposit with the Treasury, the redemption of our redeemable preference shares, conducting and/or advancing negotiations and executing an arrangement with our shareholders as part of article 350 of the
Companies Law - 1999, the privatization of the Bank, the management of credit, handling debts, restructuring of debts, and taking steps to collect debts, the management of various types of risks, and activities connected with the disclosure and recording requirements applicable to us.

     The overall amount of the indemnification in respect of the aforementioned monetary indebtedness to be paid as part of the new letter of indemnification and the overall amount of the indemnification in respect of the monetary indebtedness to be paid as part of the indemnification agreement which was approved by our general meeting on August 8, 2002 (hereinafter - the "existing letter of indemnification"), shall not exceed in the aggregate the ceiling for indemnification set out in the existing letter of indemnification which, as mentioned above, amounts to NIS 160.1 million, linked to the Cost of Living
Index in respect of March 2002.

     In addition to the aforementioned monetary indebtedness, the new letter of indemnification also covers reasonable litigation costs, including attorney fees that officers or directors incurred or will be charged in certain proceedings.
The new letter of indemnification was approved by our general meeting and went into effect with the submission on July 6, 2008 of our request to the court to approve a compromise and arrangement plan pursuant to Section 350 of the
Companies Law - 1999, between us and our shareholders.